MISTRAS GROUP, INC.
OPTION AWARD AGREEMENT

This Option Award Agreement (this “Award Agreement”), effective as of the Date of Grant set forth below, represents the grant of an option (the “Option”) to purchase shares of common stock, par value $.01 per share (“Common Stock”), of Mistras Group, Inc. (the “Company”) to Manuel N. Stamatakis (the “Participant”), subject to the terms and conditions set forth below. The grant of the Option has been made by the Board of Directors (the “Board”) of the Company and the Compensation Committee (the “Committee”) of the Board. The number of shares of Common Stock that may be purchased pursuant to the Option, and the per share exercise price (the “Exercise Price”) payable for shares of Common Stock upon exercise of the Option, are set forth in Article I of this Award Agreement.

The grant of the Option pursuant to this Award Agreement is being made pursuant to the terms and provisions of the Mistras Group, Inc. Amended and Restated 2016 Long-Term Incentive Plan (the “Plan”) relating to Options (as the term “Options” is defined in the Plan), which terms and provisions are hereby incorporated into this Award Agreement by this reference, as though fully set forth herein, except as and to the extent expressly provided to the contrary in this Award Agreement. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein. A copy of the Plan has been provided to the Participant along with this Award Agreement.
I.    STOCK OPTION GRANT AWARD TERMS

The Participant has been granted, for service as Executive Chairman of the Board of the Company, the Option to purchase shares of Common Stock, subject to the terms and conditions of this Award Agreement, as set forth above and as follows:

Date of Grant:	[January __], 2025 [1]
Vesting Date:	[January __] 2026[2]
Exercise Price per Share:	$[_____][3]
Total Number of Shares Granted:	375,000 shares of Common Stock (the “Shares”)
Total Exercise Price:	$[_____][4]
Type of Option:	Non-Qualified Stock Option (“NSO”)
Expiration Date:	Ten (10) years from Date of Grant

1 To be second business day after filing Form 8-K disclosing employment terms, employment agreement and option agreement.
2 To be on the one year anniversary of the Date of Grant.
3 To be closing price on date of grant
4 Exercise price per share time 375,000

The Option shall become fully vested and exercisable on the Vesting Date set forth above, provided the Participant remains in continuous employment or service with the Company from the Date of Grant through the Vesting Date. In addition, the vesting and exercisability of the Option shall fully accelerate so that the Option is fully vested and exercisable upon termination of the Participant’s employment or service with the Company due to his death or Disability, if such occurs prior to the Vesting Date. The vesting and exercisability of the Option will also fully accelerate so that the Option is fully vested and exercisable in connection with termination of Participant’s employment to the extent, and subject to the conditions, described in Section 11(b) of that certain employment agreement between the Company and the Participant dated December 31, 2024.

Exercise Period:
The Option shall be exercisable by the Participant (or the Participant’s estate or legal representative upon the Participant’s death) at any time from and after the Vesting Date (or earlier, if pursuant to the terms of this Award Agreement or the Plan, the Option is exercisable earlier) up to and including the earliest of (i) the Expiration Date set forth above, (ii) one year following the date on which Participant’s employment or service terminates, (iii) the date the Participant’s employment is terminated by the Company for Cause (or the date the Participant’s service ceases, if at such time there exist grounds for a termination for Cause); and (iv) immediately prior to the effective time of a Change in Control, to the extent Section 9.2 of the Plan is implicated. For the avoidance of doubt, for so long as the Participant is an employee and/or a director of the Company, the Participant’s employment or service to the Company shall not be deemed to have ceased.

II.    ADDITIONAL TERMS

1.Exercise of Option.

(a)Method of Exercise. The Option shall be exercisable by delivery of an exercise notice or in a manner and pursuant to such procedures as the Committee may determine (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. The Option shall be deemed to be exercised upon receipt by the Company of the Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

(b)Compliance with Law. No Shares shall be issued pursuant to the exercise of the Option unless such issuance and such exercise comply with applicable laws.

2.Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(i)cash, check, bank draft, electronic funds transfer or money order payable to the Company;

(ii)by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock provided that such shares (x) shall be valued at Fair Market Value on the date of exercise, and (y) must be owned free and clear of any liens, claims, encumbrances or security interests;

(iii)by payment to the Company pursuant to a broker-assisted cashless exercise program established and maintained by the Company in connection with the Plan; or

(iv)by a “net exercise” pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of the Option by the largest whole number of shares necessary to satisfy the Exercise Price, with such shares of Common Stock being valued at Fair Market Value as of the date of exercise, provided, that the Participant must pay any remaining balance of the aggregate Exercise Price not satisfied by the “net exercise” in another form of payment set forth herein.

3.Transferability of Option. Section 12.1 of the Plan shall be applicable to the Options and, consistent with Section 12.1 of the Plan, the Committee has determined that the Option may be transferred inter vivos by the Participant to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies or other entities which qualify as family members, provided that (i) such transfer is not a transfer for value; or (ii) such transfer is a transfer for value that the Committee determines is for estate planning purposes. Upon the Participant’s death, the Option will pass to the “beneficiary” designated by the Participant in accordance with Section 12.1 of the Plan (or, in the absence of such a designation, or if no designated beneficiary survives the Participant, to the Participant’s estate). Subject to the foregoing, the terms of this Award Agreement shall be binding upon the executors, administrators, heirs, successors and permitted assigns of the Participant.

4.Eligible Retirement.

(a)    The following terms shall govern if Participant retires pursuant to an Eligible Retirement.  As used in this Section 4 “Eligible Retirement” means that Participant has reached the age of 65.  If Participant meets the Eligible Retirement terms, and Participant retires or resigns (other than on account of Good Reason) from providing service to the Company and its subsidiaries prior to the Vesting Date, Participant will be a “Retiree.”  If Participant is a Retiree, the Option hereunder shall remain outstanding and shall become vested and fully exercisable on the original Vesting Date and such Option shall remain exercisable for the period as provided below under the Exercise Period, but only on the condition that Participant continuously complies with the restrictive covenants set forth below in (b) from the date Participant becomes a Retiree until the expiration of six (6) months following the Vesting Date of the Option.

(b)    In consideration of Participant becoming a Retiree and the benefit of post-retirement vesting and exercisability of the Option on account of Participant becoming a Retiree, Participant agrees that continuously until 6 months following the Vesting Date (such period being the “Restricted Period”), Participant shall not, directly or indirectly, on his own behalf or on behalf of any person other than the Company (i) engage in, have an equity or profit interest in, or lend money to, or manage, operate, or work for any person, firm, corporation, partnership, or business (whether as a director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise) that engages in any business which competes in any respect with the Company or any of its Subsidiaries, or (ii) recruit or otherwise solicit or induce any employee, consultant, customer, client, or supplier of the Company or any of its Subsidiaries to (A) terminate its employment or other business arrangement or relationship with the Company or any of its Subsidiaries, (B) otherwise change its relationship with the Company or any of its Subsidiaries or (C) establish any business relationship with him or person controlled by or related to him for any business purpose competitive with the Company or any of its Subsidiaries.  A passive investment by Participant in a publicly traded company in which Participant exercises no operational or strategic control and which constitutes less than 2% of the outstanding shares of such entity shall not constitute a breach of this covenant.

(c)    If Participant fails to meet the restrictive covenants set forth in (b) above continuously during the Restricted Period, then (i) any portion of the Option that is outstanding shall automatically be cancelled and forfeited, and (ii) Participant shall repay to the Company the value, if any, realized by him from an exercise of the Option where such Option is exercised during the Restricted Period without any reduction for taxes paid by or withheld on his behalf on account of any such value realized.

5.Tax Withholding. The Company reserves the right to withhold, in accordance with applicable laws, from any consideration payable or property transferable to the Participant (including any Shares issuable to the Participant upon the exercise of the Option), any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of the Option or the sale or other disposition of the Shares. If the amount of any consideration payable to the Participant is insufficient to pay such taxes or if no consideration is payable to the Participant, upon the request of the Company, the Participant will pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements applicable to and as a condition to the exercise of the Option. The minimum withholding obligations may be settled with the Shares.

6.Entire Agreement; Governing Law. This Award Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. This Award Agreement may not be amended except by means of a writing signed by the Company and the Participant, and, for the avoidance of doubt, if any provision of the Plan that is incorporated by reference herein and applicable to the Option is amended, and such amendment would adversely affect the Participant’s interest, then such amended provision shall not be given effect hereunder unless reflected in a writing signed by the Company and the Participant. This Award Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

7.No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE

RIGHT OF THE COMPANY TO TERMINATE THE PARTICIPANT’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

8.Administration. The Option, this Award Agreement and the rights of the Participant hereunder are subject to such rules and regulations as the Committee may adopt for administration of the Plan. Consistent with Section 3 of the Plan, it is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Option and this Award Agreement, all of which shall be binding upon the Participant and his successors.

9.Electronic Delivery of Documents. The Participant authorizes the Company and its affiliates to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

[Signature Page Follows]

The Participant hereby accepts the Option subject to all of the terms and provisions of this Award Agreement.

PARTICIPANT                    MISTRAS GROUP, INC.

___________________________             ___________________________
Manuel N. Stamatakis                    By: Michael Keefe
                            Title: EVP and General Counsel

Signature Page to Award Agreement – Manuel N. Stamatakis

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